Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2007 relating to the financial statements of Acusphere, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in method of accounting for stock-based compensation upon the adoption of Statement of Financial Accounting Standards No. 123R Share-Based Payment on January 1, 2006), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Acusphere, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 23, 2007